For Immediate Release

Contact:	Deborah R. Gordon Vice President, Investor Relations Hologic, Inc. (781) 999-7716

HOLOGIC COMPLETES ACQUISITION OF SENTINELLE MEDICAL

BEDFORD, Mass. (August 5, 2010) - Hologic, Inc. (Hologic or the Company) (Nasdaq: HOLX), a leading developer, manufacturer and supplier of premium diagnostics, medical imaging systems and surgical products dedicated to serving the healthcare needs of women, announced today the completion of its acquisition of Sentinelle Medical Inc. (Sentinelle Medical), a leading provider of Magnetic Resonance Imaging (MRI) breast coils, tables and visualization software.

“We are extremely pleased we have finalized the acquisition of Sentinelle Medical,” said Rob Cascella, President and Chief Executive Officer. “We believe MRI will be an important standard of care for breast screening of women indicated as having a high risk of developing the disease. Adding Sentinelle Medical’s products to Hologic’s best-in-class portfolio of product offerings in the areas of breast cancer detection and intervention will enhance our Company’s presence as a leader in women’s healthcare.”

Sentinelle Medical, a privately-held medical imaging company headquartered in Toronto, Canada, is dedicated to developing advanced breast imaging technologies using high-field strength MRI that will help in the earlier detection and better treatment of breast cancer.

The purchase price for the transaction was $85 million, plus a two-year contingent earn out. The earn out will be payable in cash installments equal to a multiple of the incremental revenue growth in Sentinelle Medical’s business in the two years following today’s closing date.

"We are excited to complete this acquisition, allowing us to further the impact of our products to improve patient care in breast and body MRI applications,” said Cameron Piron, President and CEO of Sentinelle Medical. “We look forward to continued development of innovative products and services for our customers under the Hologic name.”

About Hologic, Inc.

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women. Hologic’s core business units are focused on breast health, diagnostics, GYN surgical, and skeletal health. Hologic provides a comprehensive suite of technologies with products for mammography and breast biopsy, radiation treatment for early-stage breast cancer, cervical cancer screening, treatment for menorrhagia, permanent contraception, osteoporosis assessment, preterm birth risk assessment, mini C-arm for extremity imaging and molecular diagnostic products including HPV and reagents for a variety of DNA and RNA analysis applications. For more information, visit www.hologic.com.

Hologic, Sentinelle, Aegis, Vanguard, and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

About Sentinelle Medical Inc.

Sentinelle Medical (www.sentinellemedical.com) is dedicated to improving patient care with early detection and accurate intervention. The Company researches, develops, manufactures, sells and supports leading edge Magnetic Resonance Imaging technologies. The ground breaking Sentinelle Vanguard breast coils provide excellent quality MR images, complete and open access for intervention, and award winning design that optimizes patient comfort and workflow.

Sentinelle Medical’s imaging and interventional computer software, Aegis Breast, aids in the guidance of biopsy procedures and allows the radiologist to view and manipulate the MR images in three dimensions.

Forward-Looking Statement Disclaimer:

This News Release may contain forward-looking information that involves risks and uncertainties, including statements about the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding the anticipated benefits of the acquisition. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. Risks and uncertainties that may affect the Company’s ability to consummate the acquisition or that may cause actual results to vary materially, include, among others: problems may arise with the ability to successfully integrate the businesses of Hologic and Sentinelle Medical, which may result in the combined company not operating as effectively and efficiently as expected; the Company may not be able to achieve the expected synergies from the acquisition or it may take longer than expected to achieve those synergies; the acquisition may involve unexpected costs or unexpected liabilities, or the effects of purchase accounting may be different from the Company’s expectations; the combined company may be adversely affected by future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors. The risks included above are not exhaustive. Other factors that could adversely affect the Company’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statements are based.